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                                                                   Exhibit 11.01

SYMANTEC CORPORATION
COMPUTATION OF NET INCOME PER SHARE
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

                                                   Three Months Ended June 30,
                                                   ---------------------------
(In thousands, except per share data)                     1995           1994
----------------------------------------------     -----------       --------
 Primary Net Income Per Share
  Net income                                         $  11,700       $  1,047
                                                   -----------       --------
                                                   -----------       --------

  Weighted average number of common
     shares outstanding during the period               37,966         35,118
  Shares issuable from assumed exercise
     of options                                          2,637            823
                                                   -----------       --------
  Common and common stock equivalent shares
    outstanding for purpose of calculating
    primary net income per share                        40,603         35,941
                                                   -----------       --------
                                                   -----------       --------

  Primary net income per share                       $    0.29       $   0.03
                                                   -----------       --------
                                                   -----------       --------

Fully Diluted Net Income Per Share
  Net income                                         $  11,700       $  1,047
  Interest on assumed conversion of convertible
     subordinated debentures, and assumed
     repayment of short-term and long-term
     borrowings and investment in U.S.
     government securities, net of income
     tax effect                                            177           295
                                                   -----------       --------
  Net income, as adjusted                            $  11,877       $ 1,342
                                                   -----------       --------
                                                   -----------       --------

  Weighted average number of common
     shares outstanding during the period               37,966        35,118
  Shares issuable from assumed exercise
    of options                                           3,165           823
  Shares issuable from assumed conversion
     of convertible subordinated debentures              1,250         2,083
                                                   -----------       --------
  Total shares for purpose of calculating
     fully diluted net income per share                 42,381        38,024
                                                   -----------       --------
                                                   -----------       --------

  Fully diluted net income per share                 $    0.28       $  0.04*
                                                   -----------       --------
                                                   -----------       --------


* This calculation is submitted in accordance with Regulation S-K item 601
(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.
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